LIONEL SAWYER & COLLINS
ATTORNEYS AT LAW
[LETTERHEAD]

June 27, 2005

Mr. Brad Larson
Ready Mix, Inc.
3430 East Flamingo Road, Suite 100
Las Vegas, Nevada 89121

  Re:
  Form S-1 Registration Statement

Dear Brad:

        We have acted as local counsel and have provided legal advice regarding certain legal matters to Ready Mix, Inc. We hereby consent to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Form S-1 Registration Statement of Ready Mix, Inc. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                      Sincerely,

                      /s/ Matthew E. Watson

                      Matthew E. Watson

cc: Gary A. Agron, Esq. (via email)